Exhibit 10.43
REINSTATEMENT AGREEMENT
THIS REINSTATEMENT AGREEMENT, dated as of June 10, 2020 (this “Agreement”), by and among AG Mortgage Investment Trust, Inc. and AG MIT CREL II, LLC, jointly and severally (each, a “Seller Entity,” and collectively, the “Companies”), and JPMorgan Chase Bank, National Association (the “Counterparty”), recites and provides as follows:
RECITALS
A.The Companies are party to the Master Repurchase Agreement, dated as of August 10, 2018, as amended, between AG MIT CREL II, LLC and the Counterparty and other related agreements with the Counterparty (the “Agreements”).
B.The Companies acknowledge and agree that on or prior to the date hereof (the “Effective Date”) various defaults and/or events of default may have existed under the terms of the Agreements, including without limitation, on account of (i) the failure by one or more Seller Entities to make certain payments to the Counterparty under the Agreements related to margin calls, requests for payments, other payment provisions, financial covenants, or termination provisions, (ii) the failure by one or more Seller Entities to deliver certain notices to the Counterparty, and/or (iii) cross-default provisions under the Agreements (collectively, the “Effective Date Events of Default”).
C.The Companies have requested that the Counterparty waive any and all rights and remedies under the Agreements or applicable law relating to any or all of the Effective Date Events of Default.
D.The Counterparty has agreed to waive its rights and remedies with respect to the Effective Date Events of Default on the terms and subject to the conditions set forth in this Agreement.
E.Certain capitalized terms in this Agreement are defined in Section 12.
AGREEMENT
NOW, THEREFORE, for and in consideration of the promises, mutual covenants, releases, and agreements herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Effective Date Events of Default. Effective as of the Effective Date, the Counterparty hereby irrevocably, absolutely, and permanently waives the Effective Date Events of Default arising under the Agreements and any and all rights and remedies arising as a result of such Effective Date Events of Default.
2.Reinstatement. As of the Effective Date, the Counterparty hereby reinstates the Agreements on its individual terms except as overridden by Section 3 hereof.

3.Override. The Counterparty and each of the Companies hereby agree that as of the Effective Date, any and all financial covenants and related definitions in the Agreements are hereby overridden and replaced with the following:
(a)Liquidity. AG Mortgage Investment Trust, Inc. shall maintain at all times minimum Liquidity of not less than five million dollars ($5,000,000), of which at least two million five hundred thousand dollars ($2,500,000) of such amount shall consist of cash.
(b)Leverage. As of the last day of each calendar quarter, the ratio of (A) Recourse Indebtedness to (B) Stockholder’s Equity shall not be greater than 3:1.
(c)Minimum Equity. As of the last day of each calendar quarter, AG Mortgage Investment Trust, Inc. shall not permit its Stockholder’s Equity to be less than one hundred million dollars ($100,000,000) plus fifty percent (50%) of the net proceeds of any equity capital raised by AG Mortgage Investment Trust, Inc. after June 1, 2020.
(d)Quarterly Equity Lookback. With respect to (i) the fiscal quarter ended June 30, 2020, the Stockholder’s Equity of AG MIT shall not decline by thirty percent (30%) or more from the Stockholder’s Equity of AG MIT as of April 30, 2020 and (ii) the fiscal quarter ended September 30, 2020 and each fiscal quarter thereafter, the Stockholder’s Equity of AG MIT shall not decline by thirty percent (30%) or more from the Stockholder’s Equity of AG MIT as of the preceding fiscal quarter end.
(e)Annual Equity Lookback. With respect to (i) the fiscal quarter ending on March 31, 2021, the Stockholder’s Equity of AG Mortgage Investment Trust, Inc. shall not decline by forty percent (40%) or more from the Stockholder’s Equity of AG Mortgage Investment Trust, Inc. as of April 30, 2020, and (ii) the fiscal quarter ending on June 30, 2021, and each fiscal quarter thereafter, the Stockholder’s Equity of AG Mortgage Investment Trust, Inc. shall not decline by forty percent (40%) or more from the Stockholder’s Equity of AG Mortgage Investment Trust, Inc. as of the end of the same fiscal quarter in the previous fiscal year.
4.Interest Rate. As of the Effective Date, notwithstanding any term in the Agreements to the contrary, the rate of interest or the pricing rate that shall accrue on any and all obligations of any Seller Entity owed to the Counterparty under the Agreements shall be the non-default rate of interest or pricing rate specified in the Agreements.
5.Releases. Upon execution of this Agreement by each of the Companies and the Counterparty, the Companies, on behalf of themselves and their successors or assigns (collectively, the “Releasing Parties”) releases, waives and forever discharges (and further agrees not to allege, claim or pursue) any and all claims, rights, causes of action, counterclaims or defenses of any kind whatsoever whether in law, equity or otherwise (including, without limitation, any claims relating to (i) the making or administration of transactions under the

Agreements (including any acts or omissions in respect of margin calls, related valuations, and notice requirements), including, without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability” theories, (ii) any covenants, agreements, duties or obligations set forth in the Agreements, (iii) increased financing costs, interest or other carrying costs, (iv) penalties, lost profits or loss of business opportunity, (vi) legal, accounting and other administrative or professional fees and expenses and incidental, consequential and punitive damages payable to third parties, (vii) damages to business reputation, (viii) any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent, or (ix) any claims arising from any actual or alleged decline in the value of any assets subject to the Agreements prior to the date of this Agreement) which any of the Releasing Parties might otherwise have or may have against the Counterparty, their present or former subsidiaries and affiliates or any of the foregoing’s officers directors, employees, attorneys or other representatives or agents (collectively, the “Releasees”) in each case on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, judgment, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the date of this Agreement relating to the Agreements, this Agreement and/or the transactions contemplated thereby or hereby (any of the foregoing, a “Claim”). Each of the Releasing Parties expressly acknowledges and agrees, with respect to the Claims, that it waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of U.S. common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this paragraph. Furthermore, each of the Releasing Parties hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released and/or discharged by the Releasing Parties pursuant to paragraph. The foregoing release, covenant and waivers of this paragraph shall survive and remain in full force and effect regardless of the termination of the Agreements, this Agreement or any provision thereof.
6.Governing Law; Jurisdiction; Waiver of Jury Trial.
i.This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, notwithstanding its conflict of laws principles or any other rule, regulation or principle that would result in the application of any other state’s law.
ii.EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK AND APPELLATE COURTS FROM EITHER OF THEM AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY

SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.
iii.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
7.Entire Agreement. This Agreement, together with the Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relating to any Effective Date Events of Default.
8.Modifications. No part or provision of this Agreement may be changed, modified, waived, discharged or terminated except by mutual written agreement of all of the parties hereto.
9.Successors and Assigns. This Agreement shall inure to the benefit of and bind each of the parties and their respective successors and assigns.
10.Headings. The headings used in this Agreement are for convenience only and will not be deemed to limit, amplify or modify, the terms of this Agreement.
11.Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall may include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
12.Certain Definitions.

i.“Liquidity” shall mean, with respect to AG Mortgage Investment Trust, Inc. and any date, the sum, without duplication, of (i) the amount of cash and cash equivalents held by AG Mortgage Investment Trust, Inc., (ii) an amount equal to ninety-five percent (95%) of the aggregate market value of any unpledged and unencumbered agency securities rated “AAA” or its equivalent held by AG Mortgage Investment Trust, Inc., and (iii) an amount equal to ninety-eight percent (98%) of the aggregate market value of any U.S. Treasury securities rated “AAA” or its equivalent held by AG Mortgage Investment Trust, Inc., in each case determined in accordance with GAAP.
ii.“Recourse Indebtedness” shall mean the sum of AG Mortgage Investment Trust, Inc.’s recourse financing liabilities per its consolidated balance sheet, excluding any financing liabilities associated with hedging arrangements related to U.S. Treasury securities.
iii.“Stockholder’s Equity” shall mean, on any date of determination, the most recent figure published in AG Mortgage Investment Trust, Inc.’s financials, as determined in accordance with GAAP.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

SELLER ENTITIES:AG MORTGAGE INVESTMENT TRUST, INC.

By:_/s/ Raul E. Moreno_________________
Name: Raul E. Moreno
Title: General Counsel

AG MIT CREL II, LLC

By:_/s/ Raul E. Moreno_________________
Name: Raul E. Moreno
Title: General Counsel

COUNTERPARTY:

JPMorgan Chase Bank, National Association

By:___________________________
Name:
Title: